UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

[Missing Graphic Reference]
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

[Missing Graphic Reference]
Date of Report (Date of earliest event reported): June 29, 2007

HARLEYSVILLE NATIONAL CORPORATION
[Missing Graphic Reference]
(Exact name of registrant as specified in its charter)

Pennsylvania	0-15237	23-2210237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

483 Main Street, Harleysville, PA	19438
(Address of principal executive offices)	(Zip Code)

215-256-8851
[Missing Graphic Reference]
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Item 8.01  Other Events.

Harleysville National Corporation (the “Corporation”), as a result of a recent internal audit, has uncovered a defalcation in the amount of approximately $578,000. This amount was determined based on the results of our preliminary investigation. The Corporation will endeavor to complete its investigation as soon as possible. The Corporation determined the defalcation was the result of unauthorized activities of an employee (non-officer) of the Corporation’s wholly owned subsidiary, Harleysville National Bank and Trust Company, who was immediately terminated. Noncompliance with process controls and procedures by the staff of a branch banking office facilitated the defalcation to go undetected. The Corporation has conducted a review of its process controls and procedures and has determined that this event does not constitute a material breach of its internal controls. However, the Corporation continues to reinforce controls and procedures with its personnel. The appropriate regulatory and governmental authorities were notified in a timely manner.

The Corporation maintains insurance coverage for this type of risk with a deductible of $100,000. Management expects that this claim will constitute a covered loss and as such the total estimated loss should not exceed $100,000 pre-tax or $65,000 net of income taxes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

HARLEYSVILLE NATIONAL CORPORATION
(Registrant)

Dated: June 29, 2007	/s/ George S. Rapp
George S. Rapp
Executive Vice President, and
Chief Financial Officer